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                                                                      Exhibit 99

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[LOGO OF ACCLAIM ENTERTAINMENT, INC.]

                                 ACCLAIM NEWS

                                                  Contact: Nancy Tully
                                                           Acclaim Entertainment
                                                           516.656.5000
                                                           ntully@aklm.com

ACCLAIM ENTERTAINMENT CLOSES PRIVATE PLACEMENT
OF CONVERTIBLE SUBORDINATED NOTES DUE 2002

Glen Cove, N.Y., February 28, 1997 -- Acclaim Entertainment, Inc. (NASDAQ:AKLM) today announced the successful completion of a private placement offering of $50 million, 10 percent Convertible Subordinated Notes, due 2002. The Notes are convertible into common stock at an initial conversion price of $5.18 per share.

As part of this offering, the Company has used approximately $18 million to retire previously outstanding indebtedness. The remaining proceeds will be used for working capital and general corporate purposes.

Neither the Notes nor the Common Stock issuable on conversion of the Notes has been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption.

ACCLAIM ENTERTAINMENT BACKGROUND INFORMATION

Acclaim Entertainment, Inc., a leading worldwide publisher of software for Nintendo, Sega, Sony and personal computer hardware systems, also publishes comic books under a variety of imprints. In addition, Acclaim develops coin-operated arcade and ticket-redemption games; operates motion capture studios; and, through A.D.I., globally sells and distributes products from a variety of entertainment software publishers including Interplay and others. Visit Acclaim's Web site, www.acclaimnation.com.


LONDON      MADRID      MUNICH      NEW YORK      PARIS      TOKYO      TORONTO
--------------------------------------------------------------------------------
   Acclaim Entertainment, Inc., One Acclaim Plaza, Glen Cove, NY 11542-2708
                      Tel 516.656.5000  Fax 516.656.2040